Exhibit 5.1

May 3, 2013

Red Mountain Resources, Inc.

2515 McKinney Avenue

Suite 900

Dallas, Texas 75201

Re:	Red Mountain Resources, Inc.
Registration Statement on Form S-3

Gentlemen:

We have acted as special counsel to Red Mountain Resources, Inc., a Florida corporation (the “Company”), in connection with the registration statement on Form S-3 of the Company (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating the registration of 15,438,805 shares (the “Offered Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), to be sold from time to time by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) in the manner set forth in the Registration Statement. The Offered Shares consist of: (i) 12,589,971 issued and outstanding shares of Common Stock (the “Issued Shares”), (ii) 250,000 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of outstanding convertible debt securities of the Company (the “Convertible Debt Securities”), and (iii) 2,598,834 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of issued and outstanding common stock purchase warrants of the Company (the “Warrants”). For purposes of this opinion, the Conversion Shares and the Warrant Shares are referred to collectively as the “Issuable Shares” and the Warrants and the Convertible Debt Securities are referred to herein collectively as the “Securities.”

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Securities Act, in connection with the Registration Statement.

In rendering this opinion, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, instruments, certificates or comparable documents of public officials and of officers and representatives of the Company, and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed, including without limitation, the following: (a) the Articles of Incorporation of the Company, as amended, (the “Articles”), (b) the bylaws of the Company, (c) certain resolutions adopted by the board of directors of the Company (the “Board”), (d) the general forms of the Warrants and the Convertible Debt Securities, and (e) the Registration Statement.

Red Mountain Resources, Inc.

May 3, 2013

The opinions set forth below are subject to the following assumptions and qualifications, which are in addition to any other qualifications contained in this letter:

A. We have assumed without independent verification the genuineness of all signatures on all documents, the legal capacity of all natural persons executing such documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all copies submitted to us as certified, conformed, or photostatic (including telecopies and electronic files).

B. We have assumed without independent verification that all agreements and instruments executed by parties other than the Company are the valid, binding and enforceable obligations of such parties and that the individuals signing on behalf of such parties have been duly authorized to execute and deliver such agreements and instruments.

C. We have assumed without independent verification that, with respect to any meetings of the Board or any committees thereof that we have examined, due notice of the meetings was given or waived, the minutes accurately and completely reflect all actions taken at the meeting and a quorum was present and acting throughout the meetings.

D. We have assumed without independent verification the accuracy, completeness, and authenticity of all corporate records made available to us by the Company and statements and representations of fact on which we are relying.

E. The opinions provided herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they have been interpreted and we can give no assurance that our opinions would not be different after any change in the foregoing occurring after the date hereof.

F. We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Florida.

In rendering this opinion, we have assumed that, upon the issuance of any of the Issuable Shares that may be offered and sold under the Registration Statement pursuant to the exercise, conversion, or exchange of the Securities, the total number of issued and outstanding shares of Common Stock after giving effect to such issuance (including any adjustments to the number of shares of Common Stock issuable upon exercise or conversion of such Securities made pursuant to any anti-dilution rights provided under the terms of such Securities or otherwise) will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles.

We have assumed that all of the issued and outstanding Warrants and the Convertible Debt Securities are in conformance in all material respects with the general form of the Warrants and the Convertible Debt Securities, respectively, furnished to us.

We also have assumed that there will be no material changes in the documents we have examined and the matters investigated referred herein above.

Based on the foregoing, we are of the opinion that (i) the Issued Shares covered by the Registration Statement are validly issued, fully paid, and nonassessable, and (ii) the Issuable Shares covered by the Registration Statement, when issued in accordance with the terms of the applicable Securities and upon the payment of the legal consideration required, if any with respect thereto, will be validly issued, fully paid and nonassessable.

Red Mountain Resources, Inc.

May 3, 2013

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely upon this letter. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption Legal Matters in the Prospectus. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

CARLTON FIELDS, P.A.

By:	/s/ Richard A. Denmon
Richard A. Denmon